UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported): APRIL 10, 2008

LUFKIN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

TEXAS	000-02612	75-0404410
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 SOUTH RAGUET, LUFKIN, TEXAS	75904
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (936) 634-2211

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01 Other Events

On March 7, 1997, a class action complaint was filed against Lufkin Industries, Inc. (the “Company”) in the U.S. District Court for the Eastern District of Texas by an employee and a former employee of the Company who alleged race discrimination in employment. Certification hearings were conducted in Beaumont, Texas in February 1998 and in Lufkin, Texas in August 1998. In April 1999, the District Court issued a decision that certified a class for this case, which included all black employees employed by the Company from March 6, 1994, to the present. The case was closed from 2001 to 2003 while the parties unsuccessfully attempted mediation. Trial for this case began in December 2003, but was postponed by the District Court and was completed in October 2004. The only claims made at trial were those of discrimination in initial assignments and promotions.

On January 13, 2005, the District Court entered its decision finding that the Company discriminated against African-American employees in initial assignments and promotions. The District Court also concluded that the discrimination resulted in a shortfall in income for those employees and ordered that the Company pay those employees back pay to remedy such shortfall, together with pre-judgment interest in the amount of 5%. On August 29, 2005, the District Court determined that the backpay award for the class of affected employees was $3.4 million (including interest to January 1, 2005) and provided a formula for attorney fees that the Company estimates will result in a total not to exceed $2.5 million. In addition to back pay with interest, the District Court (i) enjoined and ordered the Company to cease and desist all racially biased assignment and promotion practices and (ii) ordered the Company to pay court costs and expenses.

The Company reviewed this decision with its outside counsel and on September 19, 2005, appealed the decision to the U.S. Court of Appeals for the Fifth Circuit. On April 3, 2007, the Company appeared before the appellate court in New Orleans for oral argument in this case. The appellate court subsequently issued a decision on Friday, February 29, 2008 that reversed and vacated the plaintiff’s claim regarding the initial assignment of black employees into the Foundry Division. The court also denied plaintiff’s appeal for class certification in order to claim disparate treatment. Plaintiff’s claim on the issue of the Company’s promotional practices was affirmed but the backpay award was vacated and remanded for recomputation in accordance with the opinion.  The District Court’s injunction was vacated and remanded with instructions to enter appropriate injunctive relief. Finally, the issue of plaintiff’s attorney’s fees was remanded to the district court for further consideration in accordance with prevailing authority.  Plaintiffs and the Company subsequently filed requests for rehearing with the court on March 20, 2008 in order to address significant issues. On April 10, 2008 the Company was informed that the Fifth U.S. Circuit Court of Appeals had denied both requests for a rehearing. The Company, with the assistance of outside counsel, is reviewing its appellate options at this time as well as its position in future proceedings in the District Court. At present, however, the district court will conduct further proceedings on the injunctive relief to be entered, back pay and plaintiffs’ request for attorneys’ fees. The Fifth Circuit’s opinion to reverse and affirm portions of the District Court’s decision, together with the assignment of a different judge for this case in the District Court (the trial judge who wrote the trial court decision passed soon after the decision was issued) prevents the Company from estimating the back pay or attorneys’ fees award at this time. The District Court will interpret the Fifth Circuit’s instructions and take additional evidence to determine these issues.

The Company believes that resolution of these proceedings will not have a material adverse effect on its consolidated financial position. However, should the Company elect not to appeal or if further appellate review is unsuccessful, the proceedings in the District Court for a final determination of back pay and attorney’s fees could have a material impact on the Company’s reported earnings, results of operation and cash flows in a future reporting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUFKIN INDUSTRIES, INC.

By	/s/ R. D. Leslie
R.D. Leslie
Vice President/Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:	April 15, 2008